Exhibit 99.2

InfuSystem Holdings, Inc. Names Ryan J. Morris Executive Chairman

Shareholder Meeting Rescheduled for May 25

Company Outlines Key Priorities

MADISON HEIGHTS, Mich., April 26, 2012 /PRNewswire/ — InfuSystem Holdings, Inc. (NYSE Amex: INFU), the leading national provider of infusion pumps and related services for the healthcare industry, today announced that its Board of Directors has named Director Ryan J. Morris, 27, Executive Chairman. Morris led a shareholder activist movement that began in November of 2011 when the stock was trading at approximately $1.20 per share. It culminated in a major overhaul of the Company’s governance earlier this week as former Chairman and Chief Executive Officer Sean McDevitt and four other directors resigned.

The board also named Charles Gillman, Portfolio Manager of Nadel and Gussman, LLC, as Lead Independent Director. He and Morris joined the InfuSystem board this week, along with other new members John Climaco, Joseph Whitters and Dilip Singh. Singh was also named Interim CEO. Two directors, David Dreyer and Wayne Yetter, will continue their roles on the board.

The Company said that its Annual Meeting of Shareholders, originally scheduled to be held on May 11, 2012 has been rescheduled for May 25. InfuSystem stockholders of record at the close of business on April 30, 2012 will be entitled to receive notice about and vote at the meeting. Further details regarding the meeting will be included in the Company’s proxy statement, which InfuSystem expects to mail to stockholders shortly.

“Our prime mandate is to create value for all shareholders,” says new Executive Chairman Morris. “Further, we believe that our personal economic fates should continue to be entirely tied to performance. Accordingly, new board members will be compensated solely in stock options.

“My immediate priorities as Executive Chairman will be to ensure sound operational performance, and the development of a strategic growth plan that leverages InfuSystem’s market strengths with emerging growth opportunities,” Morris states. “Directors David Dreyer and Wayne Yetter have each been instrumental to making this a smooth transition. I am also pleased to report that Dilip Singh, our new director as well as interim CEO, has hit the ground running at full speed.”

In addition to his role at InfuSystem, Morris founded and serves as Managing Partner of Meson Capital Partners, a New York- and Santa Monica-based value fund he founded in 2009. Before leading the successful efforts of an activist group of InfuSystem investors resulting in the board and management changes now being implemented, Morris launched his career co-founding VideoNote, an education software company, with Cornell University as its first customer. He holds both undergraduate and masters degrees in engineering from that institution.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is the leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights, Michigan, the Company delivers local, field-based customer support, and also operates Centers of Excellence in Michigan, Kansas, California, and Ontario, Canada. The Company’s stock is traded on the NYSE Amex under the symbol INFU.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include general economic conditions, as well as other risks, detailed from time to time in the Company’s publicly filed documents.

FOR FURTHER INFORMATION PLEASE CONTACT

Rob Swadosh / Gabrielle Gutscher

The Dilenschneider Group

Tel: (212) 922-0900

SOURCE InfuSystem Holdings, Inc.